Exhibit 10.7

SIMMONS FIRST NATIONAL CORPORATION
2023 STOCK AND INCENTIVE PLAN
PERFORMANCE SHARE UNIT AGREEMENT

Grant Details

Participant Name:	[ ]
Award Type:	Performance Share Units
Award Date:	[ ]
Target Number of Performance Share Units Awarded:	[ ]
Performance Period:	January 1, 2026 through December 31, 2028
Performance Goals:	•Relative Adjusted Return on Average Tangible Assets (“Relative ROATA”) •Relative Total Shareholder Return (“TSR”) Modifier

Performance Goal Tables
Relative ROATA* Performance	Relative ROATA Performance Payout Percentage (as % of Target)
0-10th Percentile	0%
20th Percentile	30%
30th Percentile	60%
40th Percentile	90%
50th Percentile	100%
60th Percentile	110%
70th Percentile	140%
80th Percentile	170%
90th-100th Percentile	200%
*With straight-line interpolation between tiers

Modifier
Relative TSR Performance	Relative TSR Performance Modifier
Bottom Quartile	0.75
2nd & 3rd Quartile	1.0
Top Quartile	1.25

2026 PSU Award Agreement    1

SIMMONS FIRST NATIONAL CORPORATION
2023 STOCK AND INCENTIVE PLAN
PERFORMANCE SHARE UNIT AGREEMENT

This Performance Share Unit Agreement (this “Agreement”), dated as of the award date indicated (the “Award Date”) on the Grant Details page (as defined below), is made between Simmons First National Corporation, an Arkansas corporation (the “Company”), and the individual whose name is indicated on the Grant Details page (the “Participant”).
WHEREAS, the Simmons First National Corporation 2023 Stock and Incentive Plan (the “Plan”) permits the grant of Performance Share Units in accordance with the terms and provisions of the Plan; and
WHEREAS, in consideration of the services to be rendered by the Participant to the Company and/or its Affiliates, the Company desires to grant Performance Share Units (the “PSUs”) to the Participant, and the Participant desires to accept such PSUs, on the terms and conditions set forth herein and in the Plan.
NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises set forth below, the parties hereto agree as follows:

1.Grant of PSUs. The Company hereby grants to the Participant the target number of PSUs set forth on the Grant Details page (the “Target PSUs”), subject to the terms and conditions of this Agreement. Each PSU represents the right to receive a Share on the date it vests. At the end of the Performance Period set forth on the Grant Details page, and subject to the service requirements set forth in Section 3 and achievement of the Performance Goals set forth on the Grant Details page and in Section 4 (the “Performance Goals”), the Participant can earn and vest in up to 200% of the Target PSUs or as little as no PSUs, depending upon actual performance compared to the Performance Goals. The PSUs are granted pursuant to the Plan and are subject to the provisions of the Plan, which is hereby incorporated herein and made a part hereof, as well as the provisions of this Agreement. The Participant agrees to be bound by all of the terms and conditions of the Plan and this Agreement. To the extent the terms of the Plan and this Agreement are in conflict, the terms of the Plan shall govern. All capitalized terms have the meanings set forth in the Plan unless otherwise specifically provided in this Agreement. All references to specified sections pertain to sections of this Agreement unless otherwise specifically provided.
For purposes of this Agreement, “Grant Details page” shall mean the Grant Details page attached to the front of this Agreement that indicates, among other things, the Award Date, the name of the Participant, and the target number of PSUs awarded, all of which information is hereby incorporated herein by reference and made a part of this Agreement.

2026 PSU Award Agreement    2

2. No Transfer of PSUs. Before the PSUs become vested, the Participant shall have no rights to or with respect to the PSUs or the Shares underlying such PSUs except as specifically set forth in this Agreement. Such PSUs shall not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, other than as provided under this Agreement or the Plan. No right or benefit hereunder shall in any manner be liable for or subject to any debts, contracts, liabilities, or torts of the Participant.
3.Risk of Forfeiture. The PSUs are not earned and are subject to forfeiture until they vest. Subject to Section 5, the Participant must remain in continuous employment with the Company and/or its Affiliates (as applicable) through the date the Participant’s Final Award (as defined below) is certified by the Committee at the first regularly scheduled meeting following the date final financial results are available (the “Certification Date”) to earn and vest in the Final Award (if any). In all events, the Certification Date shall occur between January 1 and March 15 of the year immediately following the last day of the Performance Period. Subject to Section 5, in the event the Participant ceases to be employed by the Company and/or its Affiliates (as applicable) for any or no reason before the Participant vests in the PSUs on the Certification Date, such unvested PSUs will not be earned and will be immediately forfeited and cancelled, and the Participant’s right to acquire any Shares under this Agreement will immediately terminate. For purposes of this Agreement, the “Period of Restriction” means the first day of the Performance Period through the Certification Date.
4.Determination of Final Award.
(a)Determination of Final Award. Subject to earlier vesting or forfeiture as provided in this Agreement, and subject to the Participant remaining in continuous employment with the Company and/or its Affiliates (as applicable) through the Certification Date, the Participant shall be issued Shares equal to the Target PSUs multiplied by the Final Payout Percentage (as defined below) (the “Final Award”). If necessary to avoid vesting of a fractional Share, the Final Award shall be rounded up to the nearest whole Share such that no fractional Shares are issued.
(i)Final Payout Percentage. The final payout percentage shall be calculated by multiplying the Relative ROATA Payout Percentage (as defined below) by the Relative TSR Performance Modifier (as defined below) (the “Final Payout Percentage”). Notwithstanding anything to the contrary in this Agreement, in no event shall the Final Award earned exceed 200% of the Participant’s Target PSUs.
(ii)Relative ROATA Performance. For purposes of determining the payout percentage under the Relative ROATA Performance Goal (“Relative ROATA Payout Percentage”), attainment calculations shall be performed according to the following:
(1)Adjusted return on average tangible assets (“ROATA”) for the Company shall be calculated in the same manner as used for calculating Adjusted ROATA in the Company’s published financial disclosures.
2026 PSU Award Agreement    3

(2)At the end of the Performance Period, the weighted average (using the weightings in the following table) of the Company’s 2026, 2027, and 2028 Adjusted ROATA shall be calculated (“Total Weighted ROATA”).

Year	Weight
2026	20%
2027	30%
2028	50%
(3)At the end of the Performance Period, the weighted average (using the weightings in the immediately preceding table) of the 2026, 2027, and 2028 Adjusted ROATA of each bank that has been included in the KBW Regional Banking Index (KRXTR) for the full Performance Period excluding Company (“Index Banks”) shall be calculated (each such average, a “Three Year Average ROATA”) such that each Index Bank has a Three Year Average ROATA.
(4)Each Index Bank’s Three Year Average ROATA and the Company Total Weighted ROATA shall be organized and assessed from lowest to highest, and the resulting percentile rank of Company’s Total Weighted ROATA shall be analyzed against the “Relative ROATA Performance” section of the Performance Goal Tables set forth on the Grant Details page (the “Performance Goal Tables”) to determine the Relative ROATA Payout Percentage. With respect to the Relative ROATA performance in the Performance Goal Tables, for attainment in between the percentiles listed, the Relative ROATA Payout Percentage is a sliding scale based on a straight-line interpolation.
(iii)Relative TSR Performance Modifier. For purposes of determining the applicable Relative TSR Performance Modifier (the “Relative TSR Performance Modifier”), calculations shall be performed according to the following:
(1)The TSR calculation shall be based on an average of the first twenty (20) and final twenty (20) trading days in the Performance Period for the computation of both the Company’s TSR and the TSR for each of the Index Banks. The daily TSR computations shall be determined for the Company according to its (or its designee’s) standard TSR methodology.
(2)At the end of the Performance Period, the TSR of each Index Bank and the Company shall be organized from lowest to highest and divided into quartiles. The Company’s quartile shall then be analyzed against the “Relative TSR Performance” section of the Performance Goal Tables to determine the Relative TSR Performance Modifier.
(b)With respect to any Performance Goal that uses the KBW Regional Banking Index (KRXTR), if such index is not readily available (or if the relevant information concerning it is not readily available), the Committee shall select a substitute index, which shall be, to the extent practicable, reasonably comparable to the KBW Regional Banking Index (KRXTR).
2026 PSU Award Agreement    4

(c)Discretion to Reduce or Increase Award. Notwithstanding anything to the contrary in this Section 4, the Committee reserves the right to adjust the amount payable under this Agreement prior to the time it has been earned, in accordance with any standard or on any other basis as the Committee may determine, including individual performance or the Committee’s discretion.
(d)Extraordinary Events. Notwithstanding anything to the contrary in this Section 4, in determining the achievement of the Performance Goals, and for other appropriate purposes under this Agreement or the Plan, the Committee will have the discretion to take into consideration any or all of the following: (a) the effects of business combinations; (b) the effects of discontinued operations; (c) changes in accounting principles; (d) extraordinary items; (e) restructuring charges; (f) changes in tax law; (g) changes in capital structure and (h) any other items as determined by the Committee. Items (a) through (g) will be as defined and as disclosed in the Company’s financial disclosures.
5.Vesting in the PSUs. Except as noted below in this Section 5 and subject in all events to the provisions in Sections 3, 4 and 6, the Participant shall vest in the PSUs on the Certification Date if the Participant remains continuously employed through the end of the Period of Restriction and the performance and other requirements in this Agreement are met.
(a)Violation of Restrictive Covenants. All vesting of the PSUs shall cease immediately upon the Participant’s breach, in the Committee’s determination, of any confidentiality, non-disclosure, non-competition, or non-solicitation obligation, commitment or agreement with the Company or its Affiliates prior to the end of the Period of Restriction, and the PSUs shall be cancelled immediately and shall not be payable.
(b)Involuntary Termination without Cause, Voluntary Termination, or Termination for Cause. If the Participant is involuntarily terminated without Cause (as defined below), quits, is terminated for Cause, or otherwise experiences a termination of employment prior to the end of the Period of Restriction, and under circumstances not described in Subsections 5(c), 5(d) and 5(e) below, the PSUs shall be cancelled immediately and shall not be payable, except to the extent the Committee decides otherwise prior to the date of such termination. To the extent the Committee decides to vest any PSUs that would otherwise be cancelled, the Committee shall determine the Final Award based upon the achievement of the Performance Goals during the Performance Period in accordance with Section 4. In such event, the Final Award (if any) shall be payable to the Participant at the time the PSUs would have been payable had the Participant been employed on the Certification Date in accordance with Section 6. Payment of the Final Award (if any) will not be accelerated.
2026 PSU Award Agreement    5

(c)Retirement. If the Participant Retires (as defined below) prior to the end of the Period of Restriction, the Participant shall vest in the PSUs for the Performance Period as if the Participant had remained employed during the entire Period of Restriction. Whether such Retirement occurs at or before the end of the Performance Period or after the end of the Performance Period but prior to the Certification Date, the Committee shall determine the Final Award based upon the achievement of the Performance Goals during the Performance Period in accordance with Section 4. The Final Award (if any) shall be payable to the Participant at the time the PSUs would have been payable had the Participant been employed on the Certification Date in accordance with Section 6. Payment of the Final Award (if any) will not be accelerated.
(d)Termination by Reason of Death or Disability. Upon the occurrence of the Participant’s death or termination of employment due to disability prior to the end of the Period of Restriction, the Participant shall vest in the PSUs for the Performance Period as if the Participant had remained employed during the entire Period of Restriction. Whether such termination occurs at or before the end of the Performance Period or after the end of the Performance Period but prior to the Certification Date, the Committee shall determine the Final Award based upon the achievement of the Performance Goals during the Performance Period in accordance with Section 4. In either event, the Final Award (if any) shall be payable to the Participant or the Participant’s personal representative, if applicable, or in the case of death, to the Participant’s Beneficiary (or as otherwise provided in Article XVII of the Plan in the event there is no Beneficiary) at the time the PSUs would have been payable had the Participant been employed on the Certification Date in accordance with Section 6. Payment of the Final Award (if any) will not be accelerated. For the avoidance of doubt, the Committee’s determination in good faith regarding whether a disability has occurred shall be conclusive and determinative.
(e)Change in Control. If there is a Change in Control before the end of the Period of Restriction and the Participant is employed at the time of the Change in Control, the PSUs shall be subject to the following:
(i)If the Change in Control occurs at any time during the nine (9) month period beginning on the first day of the Performance Period, the PSUs will not be earned and will be immediately forfeited and cancelled, except to the extent the Committee decides otherwise.
(ii)If the Change in Control occurs at any time after the nine (9) month period beginning on the first day of the Performance Period has concluded, the Participant shall vest in the PSUs for the Performance Period as if the Participant had remained employed during the entire Period of Restriction, and such vesting shall occur as of the Change in Control Date. The Committee shall determine the Final Award based upon an assumed achievement of the Performance Goals at their “Target” levels. The Final Award shall be paid within thirty (30) days after the Change in Control Date.
2026 PSU Award Agreement    6

(f)Definitions. For purposes of this Agreement:
(i)“Cause” shall have the meaning assigned such term in the employment, severance or similar agreement, if any, between such Participant and the Company or an Affiliate; provided, however, that if there is no such employment, severance or similar agreement in which such term is defined, “Cause” shall mean any of the following acts by the Participant, as determined by the Committee: gross neglect of duty, prolonged absence from duty without the consent of the Company or its Affiliates; material breach by the Participant of any published Company code of conduct or code of ethics; or willful misconduct, misfeasance or malfeasance of duty which is reasonably determined to be detrimental to the Company or its Affiliates. The determination of the Committee as to the existence of “Cause” shall be conclusive on the Participant and the Company.
(ii)“Change in Control Date” shall mean the date that a Change in Control is consummated.
(iii)“Retire” or “Retirement” means a voluntary termination of employment on or after the earlier of (i) age 65 or (ii) age 60 and 10 years of service. Years of service shall include service with a predecessor employer acquired by the Company or its Affiliates unless otherwise determined by the Committee.
6.Payment of Final Award; Ownership Rights.
(a)Payment of Final Award. As soon as reasonably practicable after the completion of the Performance Period, the Committee shall determine the level of attainment of each Performance Goal, which determines the Final Award as provided in Section 4. Payment of the Final Award (if any) shall be made in Shares, except for any dividend equivalent payments under Section 7, which shall be paid in cash. Such Shares and cash shall be paid to the Participant or the Participant’s personal representative, if applicable, or in the case of death, to the Participant’s Beneficiary (or as otherwise provided in Article XVII of the Plan in the event there is no Beneficiary) after the Certification Date, but in all events except in the case of a delay allowed under Section 13, between January 1 and March 15 of the year following the end of the Performance Period (the “Payment Period”), except as otherwise provided in Section 5(e)(ii). Notwithstanding any other provision of this Agreement, the issuance and delivery of the Shares under this Section 6 shall be subject to the requirements of Section 10, including restrictions on transfer as provided therein to the extent applicable.
2026 PSU Award Agreement    7

(b)Issuance and Delivery of Shares. Any Shares paid to the Participant in accordance with Section 6(a) will be issued in the name of and delivered to the Participant via electronic delivery to the Participant’s account with the Company’s stock plan administrator and will be freely transferable by the Participant. The Board may change the above procedure for issuance and delivery of Shares at any time, provided that such procedure complies with Section 409A (as defined in Section 13 below), to the extent applicable. Notwithstanding any other provision of this Agreement, the issuance and delivery of the Shares under this Section 6(b) shall be subject to the requirements of Section 10, including restrictions on transfer as provided therein to the extent applicable.
(c)Ownership Rights. The Participant is not entitled to any voting and ownership rights applicable to the Shares underlying the PSUs prior to the issuance of the Shares. Following the issuance and delivery of the Shares, the Participant shall have all voting and ownership rights as provided to other holders of Shares.
(d) Limits on Obligations. No interest shall accrue or otherwise be due in the event the Company delays the payment of the PSUs beyond the applicable payment date for administrative reasons. Any delay shall be in accordance with the requirements of Section 13. However, the Company shall not be liable to the Participant or any successor in interest for damages relating to any delays in issuing and delivering the Shares to the Participant or any successor in interest, or any mistakes or errors in the issuance or delivery of the Shares or in payment or delivery of Shares or cash amounts payable under this Agreement.
7.Dividend Equivalents. During the Payment Period, the Participant will receive a cash payment equal to the value of the cash dividends that would have been paid by the Company to shareholders of record during the Performance Period (and, for purposes of this sentence, as if the Participant became a shareholder of record on the first day of the Performance Period) on the number of Shares issued to the Participant with respect to the Final Award. No other dividends will be paid in connection with the grant of PSUs under this Agreement.
8.Reorganization of Company and Subsidiaries. The existence of this Agreement shall not affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company or any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the PSUs or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.
2026 PSU Award Agreement    8

9.Withholding of Taxes. The Participant may owe federal, state, and local taxes in connection with the Award (the “Taxes”). Subject to Section 13, the Company shall withhold at the statutory minimum rates unless the Participant has elected prior to the payment date to have a higher amount (up to the maximum allowed by law) withheld. Unless the Participant elects (within the Company’s system of record) prior to the payment date to satisfy the withholding requirement for any such Taxes to be withheld by the Company by check or direct debit (including, for the avoidance of doubt, cash transfer), the withholding of Taxes shall be mandatorily satisfied by withholding from the payment of the Final Award a number of Shares having a Fair Market Value equal to the amount required to be withheld for the Taxes. The Participant’s acceptance of the Award constitutes the Participant’s acknowledgment that the Company will (unless otherwise properly elected by the Participant pursuant to the terms of this Section 9) withhold on the Participant’s behalf a number of Shares sufficient to satisfy the Taxes. The obligations of the Company under this Agreement will be conditional on such payment of the Taxes by the Participant. Notwithstanding anything to the contrary contained in this Section 9, Section 13, or otherwise, the Company (i) makes no representations or undertakings regarding the treatment of Taxes in connection with any aspect of this Award, and (ii) does not commit to structure the terms of the Award to reduce or eliminate the Participant’s liability for Taxes.
10.Certain Restrictions. By accepting the PSUs, the Participant agrees that if, at the time of delivery of the Shares underlying the PSUs issued hereunder, any sale of such Shares is not covered by an effective registration statement filed under the Securities Act of 1933, as amended (the “Act”), the Participant will acquire such Shares for the Participant’s own account and without a view to resale or distribution in violation of the Act or any other securities law, and upon any such acquisition the Participant will enter into such written representations, warranties and agreements as the Company may reasonably request in order to comply with the Act or any other securities law or with this Agreement.
11.Clawback. The PSUs and all Shares delivered and other compensation paid pursuant to the Award (whether before or after the PSUs have been converted to Shares) shall be subject to clawback by the Company as may be required by applicable law, government regulations, or stock exchange listing requirement, clawback provision set forth in the Plan and/or any other clawback procedure of the Company (including, without limitation and for the avoidance of doubt, any Company clawback policy), as amended from time to time, and whether approved before or after the Award Date and on such basis as the Committee determines.
12.No Guarantee of Continued Employment. Nothing in this Agreement or in the Plan shall confer upon the Participant any right to continue in the employ of the Company or any Subsidiary or shall interfere with or restrict in any way the rights of the Company and its Subsidiaries, which are hereby expressly reserved, to terminate the employment of the Participant at any time and for any reason whatsoever, with or without Cause, subject to the applicable provisions of, if any, the Participant’s employment agreement with the Company or any Subsidiary that employs the Participant or agreement provided by the Company or any Subsidiary to the Participant that employs the Participant.
2026 PSU Award Agreement    9

13.No Guarantee of Tax Consequences. If the Participant is eligible to Retire on the Award Date or will become eligible to Retire at any time prior to the end of the Period of Restriction, the PSUs are subject to Section 409A of the Code and the applicable regulations and guidance issued thereunder (“Section 409A”) as of the Award Date, except in certain limited circumstances. To the extent the PSUs are exempt from Section 409A, nothing in this Section 13 shall require the PSUs to meet the requirements of Section 409A. To the extent the PSUs are subject to Section 409A, the Plan and this Agreement are intended to avoid the adverse tax consequences of Section 409A and shall be interpreted and administered accordingly. The provisions of Article XXII of the Plan, including the definitions provided thereunder and the six-month delay, are hereby incorporated by reference into this Agreement. For purposes of the timing of any payments under this Agreement which are subject to Section 409A, all references to “termination of employment,” “Retire,” “Retirement” or similar terms shall mean “separation from service” under Section 409A. A separation from service shall occur at the time required under Section 409A. Each payment hereunder shall be treated as a separate payment under Section 409A. When, if ever, a payment specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company or, if within the control of the Participant and payable over two calendar years, shall always be paid in the later calendar year. To the extent any provision of the Plan or Agreement is subject to and does not comply with Section 409A, such provision shall be interpreted and/or amended to comply with Section 409A, to the extent allowed under Section 409A. The Company makes no representation or warranty regarding, and shall not be responsible for, any excise tax imposed under Section 409A.
14.Banking Regulatory Provision. The PSUs and this Agreement shall be subject to any condition, limitation or prohibition under any financial institution regulatory policy or rule to which the Company or any Subsidiary thereof is subject.
15.Entire Agreement. This Agreement, together with the Grant Details page and the Plan, constitutes and contains the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior or contemporaneous oral or written agreements.
16.Severability. In the event that any provision of this Agreement shall be held illegal, invalid, or unenforceable for any reason, such provision shall be fully severable, but shall not affect the remaining provisions of this Agreement, and this Agreement shall be construed and enforced as if the illegal, invalid, or unenforceable provision had never been included herein.
17.Governing Law. This Agreement shall be construed in accordance with the laws of the State of Arkansas to the extent federal law does not supersede and preempt Arkansas law.
2026 PSU Award Agreement    10

18.Electronic Delivery and Signatures. The Participant hereby consents and agrees to electronic delivery of Share(s), Plan documents (including, without limitation and for the avoidance of doubt, this Agreement), proxy materials, annual reports and other related documents and hereby further consents and agrees to participate in the Plan through the current stock plan administrator’s on-line system, or any other on-line system or electronic means that the Company may decide, in its sole discretion, to use in the future. If the Company has established or at any time establishes procedures for an electronic signature system for delivery and acceptance of Plan documents (including, without limitation and for the avoidance of doubt, this Agreement), the Participant hereby consents to such procedures and agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature. The Participant consents and agrees that any such procedures and delivery may be effected by, among other things, a third party engaged by the Company to provide administrative services related to the Plan, including any program adopted under the Plan. For the avoidance of doubt, the Participant’s indication via the current stock plan administrator’s on-line system that the Participant has accepted this Award is considered the Participant’s electronic signature and the Participant’s express consent and agreement to this Agreement, the Grant Details page and the Plan.
19.Plan and Prospectus. A copy of the Plan, as well as a prospectus for the Plan, has been provided to the Participant, and the Participant acknowledges receipt thereof.

[Signature Page Follows.]
2026 PSU Award Agreement    11

To evidence its grant of the Award, the Company has signed this Agreement as of the Award Date. This Agreement and the Award shall become legally binding, effective as of the Award Date, if the Participant indicates his or her acceptance of this Award on the on-line system of Etrade, the Company’s current stock plan administrator, [For Awards with an Award Date of January 15, 2025: no later than March 31, 2026] [For Awards with an Award Date after January 15, 2026: within sixty (60) days of the Award Date]. If the Participant fails to timely accept the Award, the Award shall be cancelled and forfeited ab initio.
By accepting this Award, the Participant acknowledges that he or she: (a) has read this Agreement, the Grant Details page and the Plan; (b) has had the opportunity to be represented by legal counsel in connection with his or her acceptance of this Award; (c) understands and agrees to the terms, conditions, and consequences set forth in this Agreement, the Grant Details page and the Plan; and (d) is fully aware of the legal and binding effect of this Agreement, the Grant Details page and the Plan.

SIMMONS FIRST NATIONAL CORPORATION

/s/ C. Daniel Hobbs
By:	C. Daniel Hobbs, Chief Financial Officer

[SIGNATURE PAGE TO EXECUTIVE PERFORMANCE SHARE UNIT AGREEMENT]